SANDY SPRING BANK
EXECUTIVE INCENTIVE RETIREMENT PLAN
(as amended)

Article I
Purpose

The purpose of the Sandy Spring Bank Executive Incentive Retirement Plan is to assist Sandy Spring Bank (the “Bank”) in retaining and attracting officers of exceptional ability and to provide supplemental executive retirement benefits in lieu of benefits previously provided under the Sandy Spring Bank Supplemental Executive Retirement Agreements entered into with certain executive officers of the Bank.

Article II
Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

“Bank” means Sandy Spring Bank, Olney, Maryland.

“Beneficiary” means the person, persons or entity designated by the Participant to receive benefits payable under the Plan.

“Board of Directors” means the Board of Directors of the Bank.

“Just Cause” shall mean termination because of the Participant’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, continuing material failure to perform assigned duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order, or a material breach of any provision of an employment agreement to which the Bank and the Participant are parties.

“Change in Control” means the earliest of:

(a)           The acquisition by any entity, person or group (other than the acquisition by a tax-qualified retirement plan sponsored by Sandy Spring Bancorp, Inc. (“Bancorp”) or the Bank) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities and Exchange Act of 1934, of more than 25% of the outstanding capital stock of Bancorp or the Bank entitled to vote for the election of directors (“Voting Stock”);

(b)           The commencement by any entity, person, or group (other than Bancorp or the Bank, a subsidiary of Bancorp or the Bank, or a tax-qualified retirement plan sponsored by Bancorp or the Bank) of a tender offer or an exchange offer for more than 20% of the outstanding Voting Stock of Bancorp of the Bank;

(c)           The effective time of (i) a merger or consolidation of Bancorp or the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of Bancorp or the Bank immediately prior to such merger exercise voting control over less than 80% of the Voting Stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the property of the Bancorp or the Bank other than to an entity of which Bancorp or the Bank owns at least 80% of the Voting Stock;

(d)           Upon the acquisition by any entity, person, or group of the control of the election of a majority of the Bank’s or Bancorp’s directors; or

(e)           At such time that, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Bancorp or Bank (the “Continuing Directors”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.

 “Declared Rate” the greater of (i) five (5) percent or (ii) the prime rate as published in the Wall Street Journal plus two (2) percentage points.  Notwithstanding anything in this Plan to the contrary, the Declared Rate shall not exceed ten (10) percent.  The formula used to establish the Declared Rate may be amended by a resolution of the Board of Directors on a prospective basis.

“Deferral Bonus” means an award pursuant to Section 3.2 of the Plan.

“Deferred Benefit Account” means the account maintained on the books of the Bank for each Participant pursuant to Article IV.  A Participant’s Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.  A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

“Designation of Form for Payment” means the agreement filed by a Participant designating the manner in which the Participant’s Deferred Benefit Account balance shall be paid to the Participant or his beneficiary.

“Determination Date” means the date on which the amount of a Participant’s Deferred Benefit Account is determined as provided in Article IV hereof.  The last day of each Plan Year shall be the Determination Date.

“Disability” means a physical or mental condition which constitutes a disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

“Participant” means any officer of the Bank who is designated as a Participant by the Board of Directors.

“Plan Year” means a twelve month period commencing January 1st and ending the following December 31st.  The first Plan Year shall commence on January 1, 2008 and end on December 31, 2008.

“Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Bank.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

Article III
Participation and Benefits

Section  3.1            Participation.

Participation in the Plan shall be limited to those officers of the Bank designated as Participants by resolution of the Board of Directors.  The Board of Directors may, upon designation of an officer as a Participant, establish such terms and conditions of participation as it deems appropriate, including, but not limited to, the rate at which Deferral Bonus Awards shall vest with respect to such Participant.  The initial Participants, and the period over which Deferred Benefit Accounts of such initial Participants shall vest, are identified in Appendix A to this Plan.  The Board of Directors may terminate an officer’s status as a Participant on a prospective basis, provided, however, that such termination shall not affect a Participant’s previously accrued benefits.

Section  3.2            Amount of Deferral Bonus.

For every Plan Year, a guaranteed minimum Deferral Bonus equal to 3% of a Participant’s base salary paid during the Plan Year shall be credited to the Participant’s Deferred Benefit Account.   For any Plan Year, a Participant’s increased Deferral Bonus, if any, shall be determined by reference to the attainment of criteria established by the Board of Directors on an annual basis.  Such criteria shall relate to the financial performance of the Bank and shall be subject to adjustment for extraordinary items to the extent deemed appropriate by the Board of Directors.  For any Plan Year after the initial Plan Year, the Board of Directors shall, by resolution, establish such criteria not later than March 31 of such year.  For the initial Plan Year, the criteria and related awards for the initial Participants are set forth in Appendix B of this Plan.  A Deferral Bonus may be expressed as a percentage of the Participant’s cash compensation or as otherwise determined by the Board of Directors.  The Deferral Bonus shall be credited to a Participant’s Deferred Benefit Account as of the last day of the Plan Year to which the award relates.

Section  3.3            Accelerated Vesting of Deferral Bonus Awards.

Unless otherwise determined by the Board of Directors at the time an officer is designated as a Participant, a Participant’s Deferral Bonus Awards shall automatically vest upon (i) the Participant’s death or Disability or (ii) upon the occurrence of a Change in Control.

Article IV
Deferred Benefit Account

Section  4.1            Determination of Account.

Each Participant’s Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Benefit Account as of the immediately preceding Determination Date plus the Participant’s Deferral Bonus, if any, awarded since the immediately preceding Determination Date.  The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.  The Bank shall initially credit the Deferred Benefit Account of each Participant listed on Appendix A to this Plan with an amount equal to the “Accrued Benefit” under his Supplemental Executive Retirement Agreement, as amended, as of December 31, 2007 (as that term is defined in the Supplemental Executive Retirement Agreement).

Section  4.2            Crediting of Account.

As of each Determination Date, the Participant’s Deferred Benefit Account shall be increased by the amount of interest earned since the preceding Determination Date.  Interest shall be based upon the Declared Rate, which shall be adjusted annually on the first business day of the Plan Year to apply during such Plan Year.  Interest shall be based upon the average daily balance of the Participant’s Deferred Benefit Account since the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions to be credited as of such day.

Section  4.3            Statement of Accounts.

The Bank shall provide each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Bank deems desirable, setting forth the balance to the credit of such Participant in his Deferred Benefit Account as of the last day of the preceding Plan Year.

Article V
Benefits

Section  5.1            Separation from Service.

Upon a Separation from Service, other than for Just Cause, the Bank shall pay to the Participant a Deferral Benefit equal to the amount of his vested Deferred Benefit Account commencing on a date determined in accordance with Section 5.3 of the Plan.  Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant under this Plan if the Participant terminates employment under circumstances constituting service Just Cause.

Section  5.2            Form of Benefit Payment.

(a)           Upon a Separation from Service pursuant to Section 5.1, the Bank shall pay the Participant’s Deferred Benefit Account in the form of (i) a lump sum or, (ii) an annual payment of a fixed amount which shall amortize the Deferred Benefit Account balance in equal installments of principal and interest over a period of not more than fifteen (15) years as designated by the Participant on his Designation of Form for Payment.  For purposes of determining the amount of the annual payment, the rate of interest shall be the average of the Declared Rate credited to the Participant’s Deferred Benefit Account for the three (3) years preceding the initial payment (or such lesser number of years in which the Participant participated in the Plan).

(b)           If a Participant wishes to change his payment election, the Participant may do so by completing a new Designation of Form of Payment, provided that any such election (i) must be made prior to the Participant’s Separation from Service, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Bank, and (iv) for payments to be made other than upon death or Disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Plan and paragraph (a) above, all installment payments under this Plan shall be treated as a single payment.

Section  5.3            Commencement of Payments.

(a)           Payments due under Section 5.1 shall commence not later than thirty (30) days following the date the Participant incurs a Separation from Service and continue in accordance with the Participant’s election under Section 5.2 of the Plan.

(b)           A Participant may elect on his or her Designation of Form of Payment to defer the commencement of benefit payments otherwise payable at the time specified in Section 5.3(a) to a later date but in any event not beyond the first business day of the January occurring after the year in which the Participant attains age 70.  Such election must be made prior to a Participant’s termination of employment in accordance with Section 5.2(a) and (b).

(c)           All installment payments made pursuant to this Section 5.3 shall be payable annually beginning with a single payment on the date specified in Section 5.3(a) and continuing each anniversary of such date until fully paid in accordance with the Participant’s election.

Section  5.4            Specified Employees.

In the event any Participant is a “Specified Employee” (as defined herein) no payment shall be made to that Participant prior to the first day of the seventh month following the Participant’s separation from service in excess of the “permitted amount” under Section 409A of the Code.  For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which the Participant separated from service, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Participant’s separation from service.  The payment of the “permitted amount” shall be made within thirty (30) days of the separation from service.  Any payment in excess of the permitted amount shall be made to the Participant on the first day of the seventh month following the separation from service.  “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

Article VI
Beneficiary Designation

Section  6.1            Beneficiary Designation.

Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan.  Any Participant Beneficiary designation shall be made in a written instrument filed with the Board of Directors and shall be effective only when received in writing by the Board of Directors.  Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Board of Directors.  The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

Section  6.2            No Participant Designation.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then Participant’s designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

(a)            The surviving spouse;

(b)            The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living; or

(c)            The Participant’s estate.

Section  6.3            Effect of Payment.

The payment to the deemed Beneficiary shall completely discharge Bank’s obligations under this Plan.
Article VII
Administration and Claim

Section  7.1            Administration.

The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Board of Directors.  The Board of Directors shall have the authority to resolve any question under the Plan.  The determination of the Board of Directors as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.

Section  7.2           Claims Procedures.

(a)            Claims for benefits under the Plan shall be submitted in writing to the Chairman of the Board of Directors.

(b)            If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within a reasonable period following the date on which the claim is filed, which notice shall set forth:

(i)           the specific reason or reasons for the denial;

(ii)          specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)         an explanation of the Plan’s claim review procedure.

If the claim has not been granted and written notice of the denial of the claim is not furnished in a timely manner following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)           The claimant or his authorized representative shall have 30 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Chairman of the Board of Directors, and may review pertinent documents and submit issues and comments in writing within such 30-day period.

After receipt of the request for review, the Board of Directors shall, in a timely manner, render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based.  The decision by the Board of Directors shall not be subject to further review.  If a decision on review is not furnished to a claimant, the claim shall be deemed to have been denied on review.

(d)           No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this section.

Article VIII
Amendment and Termination of Plan

Section  8.1            Amendment.

The Board of Directors may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account maintained pursuant to any existing award under the Plan.  Any change in the formula used to determine the Declared Rate shall be prospective only and shall not become effective until the first day of the calendar year which follows the adoption of the amendment.

Section  8.2            Termination of Plan.

The Board of Directors may at any time terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Bank, but such termination shall not affect the accrued benefits of Participants as of the date of termination and Participants shall continue to vest in awards made prior to termination based on their service after the date of termination.  Such awards shall otherwise remain subject to the terms of this Plan.

Article IX
Miscellaneous

Section  9.1            Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank (“Policies”).  Such Policies or other assets of the Bank shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Bank under this Plan.  Any and all of the Bank’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank.  The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future.  The Bank shall have no obligation under this Plan with respect to individuals other than that Bank’s employees, directors or consultants.

Section  9.2            Non-assignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section  9.3            Not a Contract of Employment.

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge him at any time.

Section  9.4            Terms.

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

Section  9.5            Captions.

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Section  9.6            Governing Law.

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Maryland, unless preempted by federal law.

Section  9.7            Validity.

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section  9.8            Notice.

Any notice or filing required or permitted to be given to the Bank under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Board of Directors.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

Section  9.9            Successors.

The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.

Section  9.10          Effective Date.

The effective date of the Plan is January 1, 2008.